AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                            ON AUGUST 16, 2005
                                                       REGISTRATION No. 333-

===============================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              __________________

                                   FORM F-10

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              __________________

                               TELUS CORPORATION
             (Exact name of Registrant as specified in its charter)

 British Columbia, Canada               4812                   Not Applicable
  (Province or other             (Primary Standard            (I.R.S. Employer
   jurisdiction of            Industrial Classification      Identification No.,
   incorporation or                Code Number)                if applicable)
   organization)

                           21st Floor, 3777 Kingsway
                   Burnaby, British Columbia V5H 3Z7, Canada
                                 (604) 432-4546

   (Address and telephone number of Registrant's principal executive offices)


                             CT Corporation System
                         111 Eighth Avenue, 13th Floor
                            New York, New York 10011
                                 (212) 590-9200

            (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

                                   Copies to:

  Phyllis G. Korff                Audrey T. Ho                Sheila A. Murray
 Richard B. Aftanas            TELUS Corporation                Anoop Dogra
Skadden, Arps, Slate,      21st Floor, 3777 Kingsway,      Blake, Cassels & Graydon LLP
 Meagher & Flom LLP             Burnaby, British                Commerce Court West
 Four Times Square,            Columbia V5H 3Z7,                  199 Bay Street,
 New York, NY 10036                  Canada                   Toronto, Ontario M5L 1A9,
   (212) 735-3000                (604) 697-8044                       Canada
                                                                  (416) 863-2400



Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
                            British Columbia, Canada
               (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. [ ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the
       United States and Canada).
B. |X| at some future date (check appropriate box below).
   1. [ ]  pursuant to Rule 467(b) on (       ) at (       ) (designate a
           time not sooner than seven calendar days after filing).
   2. [ ]  pursuant to Rule 467(b) on (   ) at (   ) (designate a time seven
           calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
   3. [ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
   4. |X| after the filing of the next amendment to this Form (if preliminary material is being filed).
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. |X|


                                           CALCULATION OF REGISTRATION FEE
==================================================================================================================================
            Title of Each Class                                   Proposed Maximum      Proposed Maximum
               of Securities                  Amount to be         Offering Price          Aggregate               Amount of
             to be Registered                Registered (1)       Per Unit (1) (2)   Offering Price (1) (2)    Registration Fee
                                          ---------------------- ------------------ ------------------------- --------------------

Debt Securities (3).....................
==========================================---------------------- ------------------ ------------------------- --------------------

Preferred Shares (4)....................
==========================================---------------------- ------------------ ------------------------- --------------------

Non-Voting Shares (including the
associated Series B rights) (5).........
==========================================---------------------- ------------------ ------------------------- --------------------

Common Shares (including the associated
Series A rights) (6)....................
==========================================---------------------- ------------------ ------------------------- --------------------

Warrants to Purchase Preferred Shares,
Non-Voting Shares or Common Shares (7)..
==========================================---------------------- ------------------ ------------------------- --------------------

Warrants to Purchase Debt Securities (8)
==========================================---------------------- ------------------ ------------------------- --------------------

Share Purchase Contracts (9)............
---------------------------------------------------------------- ------------------ ------------------------- --------------------

Share Purchase or Equity Units (9)......
---------------------------------------------------------------- ------------------ ------------------------- --------------------

Total...................................  US$2,511,300,854(10)         100%           US$2,511,300,854       US$295,581(11)
==================================================================================================================================


     (1) An indeterminate number of or aggregate principal amount of the securities are being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed Cdn$3,000,000,000, or the equivalent thereof in one or more currencies.
     (2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(o) under the Securities Act of 1933, as amended.
     (3) There is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time. An indeterminate number of Debt Securities may also be issued upon exercise of Warrants. Includes Debt Securities which may be purchased by underwriters to cover over-allotments, if any.
     (4) There is being registered hereunder an indeterminate number of Preferred Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Preferred Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase
         Contracts or Share Purchase Units. Includes Preferred Shares which may be purchased by underwriters to cover over-allotments, if any.
     (5) There is being registered hereunder an indeterminate number of Non-Voting Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Non-Voting Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase Contracts or Share Purchase Units. Includes Non-Voting Shares which may be purchased by underwriters to cover over-allotments, if any. The Series B Rights are attached to, and trade with, the Non-Voting
         Shares. The value attributable to the rights, if any, is reflected in the market price of the Non-Voting Shares.
     (6) There is being registered hereunder an indeterminate number of Common Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Common Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase Contracts or Share Purchase Units. Includes Common Shares which may be purchased by underwriters to cover over-allotments, if any. The Series A Rights are attached to, and trade with, the Common Shares. The value attributable to the rights, if any, is reflected in the market price of the Common Shares.
     (7) There is being registered hereunder an indeterminate number of Warrants to purchase Preferred Shares, Non-Voting Shares or Common Shares as from time to time may be issued at indeterminate prices. Includes Warrants to purchase Preferred Shares, Non-Voting Shares or Common Shares which may be purchased by underwriters to cover over-allotments, if any.
     (8) There is being registered hereunder an indeterminate number of Warrants to purchase Debt Securities as from time to time may be issued at indeterminate prices. Includes Warrants to purchase Debt Securities which may be purchased by underwriters to cover over-allotments, if any.
     (9) Each Share Purchase Unit consists of (i) a Share Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of Preferred Shares, Non-Voting Shares or Common Shares and (ii) a beneficial interest in either Debt Securities or debt obligations of third parties, including U.S. Treasury securities. Each beneficial interest will be pledge to secure the obligation of such holder to purchase such Preferred Shares, Non-Voting Shares or Common Shares. No separate consideration will be received for the Share Purchase Contracts or the related beneficial interests.
    (10) Reflects the U.S. dollar equivalent of any such securities denominated in Canadian dollars based on an exchange rate of US$1.00 =
         Cdn.$1.1946, the Noon Buying Rate on August 12, 2005.
    (11) Pursuant to Rule 429 under the Securities Act of 1933, all of the Debt Securities, Preferred Shares, Non-voting Shares and Common Shares included in this Registration Statement have been previously registered on Registration Statement No. 333-106107, filed on June 13, 2003, and Registration Statement No. 333-13492, filed on May 10, 2001. Accordingly, this registration fee has previously been paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

===============================================================================

                                     PART I

         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purposes of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

This short form prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of the securities.

       PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS DATED AUGUST 15, 2005

New Issue

                         TELUS {Logo Graphic Omitted]


                               TELUS Corporation

                                 $3,000,000,000

                                Debt Securities
                                Preferred Shares
                               Non-Voting Shares
                                 Common Shares
                     Warrants to Purchase Equity Securities
                      Warrants to Purchase Debt Securities
                            Share Purchase Contracts
                         Share Purchase or Equity Units

TELUS Corporation ("TELUS" or the "Company") may offer and issue from time to time, debt securities (the "Debt Securities"), preferred shares, non-voting shares and common shares (the "Equity Securities"), warrants to purchase Equity Securities and warrants to purchase Debt Securities (the "Warrants"), share purchase contracts and share purchase or equity units (all of the foregoing, collectively, the "Securities") of up to $3,000,000,000 aggregate initial offering price of Securities (or the equivalent thereof in one or more foreign currencies or composite currencies, including United States dollars) during the 25 month period that this short form shelf prospectus (the "Prospectus"), including any amendments thereto, is valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a "Prospectus Supplement").

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (ii) in the case of Equity Securities, the designation of the particular class and series, the number of shares offered, the issue price, dividend rate, if any, and any other terms specific to the Equity Securities being offered; (iii) in the case of Warrants, the designation, number and terms of the Equity Securities or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iv) in the case of share purchase contracts, the designation, number and terms of the Equity Securities to be purchased under the share purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Equity Securities, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms; and (v) in the case of share purchase or equity units, the terms of the component share purchase contract and Debt Securities or third party obligations, any requirements of the purchaser to secure its obligations under the share purchase contract by the Debt Securities or third party obligations and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the Prospectus Supplement describing the specific terms of the Warrants to be offered separately is first approved for filing by each of the securities commissions or similar regulatory authorities in Canada where the Warrants will be offered for sale. In addition, TELUS has filed an undertaking with each of the securities commissions or similar regulatory authorities in Canada that it will not distribute share purchase contracts or share purchase or equity units that, at the time of distribution, are novel specified derivatives or novel asset-backed securities, without pre-clearing with the applicable regulator the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such securities.

For the purpose of calculating the Canadian dollar equivalent of the aggregate principal amount of Securities issued under this Prospectus from time to time, Securities denominated in or issued in, as applicable, a currency (the "Securities Currency") other than Canadian dollars will be translated into Canadian dollars at the date of issue of such Securities using the spot wholesale transactions buying rate of the Bank of Canada for the purchase of Canadian dollars with the Securities Currency in effect as of noon (Toronto time) on the date of issue of such Securities.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements included or incorporated herein, if any, have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and, thus, may not be comparable to financial statements of United States companies.

Prospective investors should be aware that acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that TELUS is incorporated or organized under the laws of Canada, that some or all of its officers and directors may be residents of Canada, that some or all of the underwriters or experts named in the registration statement may be residents of Canada, and that all or a substantial portion of the assets of TELUS and said persons may be located outside the United States.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to or through underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the sale of such Securities and the compensation of any such underwriters, dealers or agents. The common shares and the non-voting shares of TELUS are listed on the Toronto Stock Exchange under the symbols "T" and "T.NV.", respectively, and the non-voting shares of TELUS are also listed on the New York Stock Exchange under the symbol "TU". Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the common shares and non-voting shares of TELUS will not be listed on any securities exchange. The offering of Securities hereunder is subject to approval of certain legal matters on behalf of TELUS by Blake, Cassels & Graydon LLP, Toronto, Ontario and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

DOCUMENTS INCORPORATED BY REFERENCE......................................... 2

REFERENCE TO CURRENCY....................................................... 3

TELUS CORPORATION........................................................... 4

BUSINESS OF THE COMPANY..................................................... 5

USE OF PROCEEDS............................................................. 5

EARNINGS COVERAGES.......................................................... 5

DESCRIPTION OF DEBT SECURITIES.............................................. 5

DESCRIPTION OF SHARE CAPITAL................................................ 15

DESCRIPTION OF WARRANTS..................................................... 15

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE OR EQUITY UNITS.. 16

DENOMINATIONS, REGISTRATION AND TRANSFER.................................... 17

RISK FACTORS................................................................ 17

PLAN OF DISTRIBUTION........................................................ 17

LEGAL MATTERS............................................................... 18

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT....................... 18

         Unless the context otherwise indicates, references in this Prospectus to "TELUS" or the "Company" are references to TELUS Corporation, its consolidated subsidiaries and predecessor companies.

                      DOCUMENTS INCORPORATED BY REFERENCE

         Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Legal Services, General Counsel and Corporate Secretary of TELUS, 3777 Kingsway, Burnaby, British Columbia V5H 3Z7 (telephone 604.697.8029). For the purpose of the Province of Quebec, this Prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Vice President, Legal Services, General Counsel and Corporate Secretary of TELUS at the above-mentioned address and telephone number. Copies of these documents are available on the System for Electronic Documents Analysis and Retrieval of the Canadian Securities Administrators ("SEDAR"), at www.sedar.com.

         The following documents of the Company, which have been filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:


         (a) the annual information form of the Company dated March 23, 2005 for the year ended December 31, 2004;

         (b) the audited consolidated financial statements as at and for the years ended December 31, 2003 and 2004 and the report of the auditors thereon;

         (c) the management's discussion and analysis of financial results for the year ended December 31, 2004 (the "MD&A");

         (d) the information circular dated March 21, 2005, prepared in connection with the Company's annual and special meeting and the class meetings held on May 4, 2005, except the sections entitled "Mandate and Report of the Corporate Governance Committee", "Mandate and Report of the Human Resources and Compensation Committee", "Report on Executive Compensation", "Performance Graph" and "Appendix A";

         (e) the unaudited interim consolidated financial statements as at and for the three and six month periods ended June 30, 2005;

         (f) the management's discussion and analysis of financial results for the period ended June 30, 2005 (the "Interim MD&A"); and

         (g) the "Risks and uncertainties" section of the management's discussion and analysis of financial results for the period ended March 31, 2005.

         Any documents of the types referred to above and any material change reports (excluding confidential reports) filed by the Company pursuant to the requirements of applicable securities legislation after the date of this Prospectus and prior to the completion or withdrawal of this offering shall be deemed to be incorporated by reference into this Prospectus.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

         A Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

         Upon a new annual information form and the related annual financial statements being filed by the Company, with, and, where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of the Company's financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder.

                             REFERENCE TO CURRENCY

         Unless the context otherwise requires, all references herein to currency are references to Canadian dollars. For Securities issued in other than Canadian currency, potential purchasers should be aware that foreign exchange fluctuations are likely to occur from time to time and that the Company does not make any representation with respect to currency values from time to time. Investors should consult their own advisors with respect to the potential risk of currency fluctuations. On August 12, 2005, the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was Cdn$1.00 = US$0.8371.

                               TELUS CORPORATION

         TELUS was incorporated under the Company Act (British Columbia) (the "BC Company Act") on October 26, 1998 under the name BCT.TELUS Communications Inc. ("BCT"). On January 31, 1999, pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act among BCT, BC TELECOM Inc. ("BC TELECOM") and TELUS Corporation ("TC"), BCT acquired all of the shares of each of BC TELECOM and TC in exchange for common shares and non-voting shares of BCT and BC TELECOM was dissolved. On May 3, 2000, BCT changed its name to TELUS Corporation and in February 2005, the Company transitioned under the Business Corporations Act (British Columbia), successor to the BC Company Act. TELUS maintains its registered office at 21st Floor, 3777 Kingsway, Burnaby, British Columbia, V5H 3Z7 and its executive office at Floor 8, 555 Robson Street, Vancouver, British Columbia, V6B 3K9.

         The only material subsidiaries of TELUS are TELUS Communications Inc. ("TCI") and TELE-MOBILE COMPANY ("TELUS Mobility"), each owning assets which constitute more than 10 per cent of the consolidated assets of TELUS as at December 31, 2004 and each generating sales and operating revenues which exceed 10 per cent of the consolidated sales and operating revenues of TELUS for the year ended December 31, 2004. TELUS owns 100 per cent of the voting shares in TCI directly, and 100 per cent of the partnership interests in TELUS Mobility indirectly.

         The following organization chart sets forth these TELUS subsidiaries and partnerships, as well as their respective jurisdictions of incorporation or establishment and TELUS ownership:

                         -----------------------------
                        | TELUS Corporation ("TELUS") |
                        |      (British Columbia)     |
                         -----------------------------
                          |
                          |
                          |
                  ----------------          ----------------
                 |     TELUS      |        |  3817873      |
                 | Communications |_______ | Canada Inc.   |
                 |      Inc.      |        |  (Federal)    |
                 |  (Federal)     |        |               |
                  ---------------          -----------------
                      \                                  /            .
                       \                                /            / \
                        \                              /              |
                         \                            /               |
                  99%     \                          /  1%            |
                           \                        /               TELUS
                            \                      /            Communications
                             \                    /                Segment
                              \                  /
-------------------------------------------------------------------------------
                                (   TELE-MOBILE )               TELUS Mobility
                                (     COMPANY   )                  Segment
                                {    (Ontario)  )                     |
                                 ~~~~~~~~~~~~~~~                      |
                                                                      |
                                                                      |
                                                                     \./
                                                                      .

                            BUSINESS OF THE COMPANY

         TELUS is the largest telecommunications company in western Canada and the second largest telecommunications company in Canada. TELUS is a leading Canadian telecommunications provider whose subsidiaries provide a full range of communication products and services. TELUS provides its communications services through two business segments: TELUS Communications and TELUS Mobility.

         TELUS Communications, a full-service incumbent local exchange carrier in Western Canada and Eastern Quebec, provides a wide range of telecommunication products and services including data, Internet protocol (IP), voice, video and other services to consumers and businesses. With its national wireline next generation network, which offers advanced IP-based network applications, TELUS Communications is also a national provider of data, IP and voice solutions for business customers across Canada. TELUS Mobility is a national facilities-based wireless provider with 4,147,700 subscribers as at June 30, 2005. The business of TELUS Mobility includes the provision of digital personal communications services, enhanced specialized mobile radio services, wireless Internet, paging and analogue cellular services.


                                USE OF PROCEEDS

         Except as may otherwise be set forth in a Prospectus Supplement, the net proceeds to be received by the Company from the issue and sale from time to time of Securities will be added to the general funds of the Company to be used to repay existing indebtedness of TELUS, to fund capital expenditures and for other general corporate purposes. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

                               EARNINGS COVERAGES

         The earnings coverages set forth below do not give pro forma effect to any offering of Securities or any change in indebtedness not reflected in the financial statements of the Company for the twelve month periods ended December 31, 2004 and June 30, 2005. The ratio for the twelve month period ended June 30, 2005 is based on unaudited financial information.

         For the twelve months ended December 31, 2004 and June 30, 2005, the Company's consolidated earnings before income taxes and gross interest expense was $1,467.9 million and $1,702.0 million, respectively. Gross annual interest expense for these periods was $647.0 million and $654.2 million, respectively. The following coverages were calculated on a consolidated basis for the twelve month periods ended December 31, 2004 and June 30, 2005:

                                                        December 31,   June 30,
                                                            2004         2005
                                                       ------------    ---------
   Earnings coverage on long-term debt obligations...       2.3          2.6


                       DESCRIPTION OF DEBT SECURITIES

         The following description of the terms of Debt Securities sets forth certain general terms and provisions of Debt Securities in respect of which a Prospectus Supplement will be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement will be described in the Prospectus Supplement filed in respect of such Debt Securities.

         Debt Securities will be issued under an indenture dated May 22, 2001 (the "Trust Indenture") between the Company and Computershare Trust Company of Canada (the "Trustee"). The following summary of certain provisions of the Trust Indenture does not purport to be complete and is qualified in its entirety by reference to the Trust Indenture. All capitalized terms are as defined in the Trust Indenture (unless otherwise defined herein).

General

         The Trust Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Specific terms and conditions which apply to such series will be set out in a supplement to the Trust Indenture. The Debt Securities will be direct, unconditional and, unless otherwise indicated in the relevant Prospectus Supplement, unsecured obligations of the Company. As of August 12, 2005, $1,578,000,000 and US$3,091,500,000 principal amount of Debt Securities are outstanding under the Trust Indenture.

         The Prospectus Supplement relating to the particular Debt Securities offered thereby describes the terms of such Debt Securities, including, where applicable:

          (i) the designation, aggregate principal amount and denominations of such Debt Securities;

          (ii) the price at which such Debt Securities will be issued or whether such Debt Securities will be issued on a non-fixed price basis;

          (iii) the date or dates on which such Debt Securities will mature and the portion (if less than all of the principal amount) of such Debt Securities to be payable upon declaration of an acceleration of maturity;

          (iv) the currency or currencies in which such Debt Securities are being sold and in which the principal of (and premium, if any), and interest, if any, on, such Debt Securities will be payable, whether the holder of any such Debt Securities or the Company may elect the currency in which payments thereon are to be made and if so, the manner of such election;

          (v) whether the Debt Securities of such series are interest bearing and, in the case of interest bearing Debt Securities, the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any;

          (vi) the date from which interest on such Debt Securities, whether payable in cash, in kind, or in shares, will accrue, the date or dates on which such interest will be payable and the date on which payment of such interest will commence;

          (vii) the dates on which and the price or prices at which such Debt Securities will, pursuant to any required repayment provisions, or may, pursuant to any repurchase or redemption provisions, be repurchased, redeemed or repaid and the other terms and provisions of any such optional repurchase or redemption or required repayment;

          (viii) any special provisions for the payment of additional interest with respect to such Debt Securities;

          (ix) any additional covenants included for the benefit of holders of such Debt Securities;

          (x) the general terms or provisions, if any, pursuant to which such Debt Securities are to be guaranteed or secured;

          (xi) any additional events of default provided with respect to such Debt Securities;

          (xii) any exchange on which Debt Securities of a series will be listed;

          (xiii) terms for any conversion or exchange into other securities;

          (xiv) subordination terms, if any, of the Debt Securities of such series;

          (xv) any special tax implications of or any special tax provision, or indemnities relating to Debt Securities of such series; and

          (xvi)      any other terms of such Debt Securities.

Payment

         Unless otherwise specified in the applicable Prospectus Supplement, payment of principal of (and premium, if any) on Debt Securities will be made in the designated currency against surrender of such Debt Securities at the office of the Trustee in Toronto. Unless otherwise indicated in the Prospectus Supplement related thereto, payment of any instalment of interest on Debt Securities will be made to the Person (as defined below) in whose name such Debt Security is registered immediately prior to the close of business on the record date for such interest by electronic funds transfer.

Negative Pledge

         The Trust Indenture contains provisions to the effect that the Company will not, nor will it permit any Restricted Subsidiary

(as defined below) to create or assume any Lien (as defined below) upon any present or future Principal Property (as defined below), or any Property (as defined below) which, together with any other Property subject to Liens in the same transaction or a series of related transactions, would in the aggregate constitute a Principal Property, of the Company or any Restricted Subsidiary, to secure Indebtedness (as defined below) of the Company or a Restricted Subsidiary unless the Debt Securities, other than Debt Securities which by their terms do not have the benefit of the Negative Pledge (together with, if the Company shall so determine, any other Indebtedness of the Company or any Restricted Subsidiary ranking equally with the Debt Securities then existing or thereafter created), shall be concurrently secured equally and ratably with (or prior to) such other Indebtedness so long as such Lien is outstanding.

         The restrictions set forth above shall not apply to Permitted Liens, which are defined in the Trust Indenture to include:

         (i) with respect to any series of Debt Securities, Liens existing on the Closing Date (as defined below) for such series;

         (ii) Liens on any Property of any Person existing at the time such Person becomes a Restricted Subsidiary, or at the time such Person amalgamates or merges with the Company or a Restricted Subsidiary, which Liens are not created in contemplation of such Person becoming a Restricted Subsidiary or effecting such amalgamation or merger;

         (iii) Liens on any Property existing at the time such Property is acquired by the Company or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of such Property upon the acquisition of such Property by the Company or a Restricted Subsidiary or to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the later of the date of acquisition of such Property and the date such Property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred for the purpose of financing the cost to the Company or a Restricted Subsidiary of improvements to such acquired Property or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the Property subject to such Liens;

         (iv) Liens securing any Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary;

         (v) Liens on Property of the Company or a Restricted Subsidiary securing indebtedness or other obligations issued by Canada or the United States of America or any state or any department, agency or instrumentality or political subdivision of Canada or the United States of America or any state, or by any other country or any political subdivision of any other country, for the purpose of financing all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings;

         (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (i),
                     (ii), (iii), (iv) and (v); provided, however, that such new Lien is limited to the Property which was subject to the prior Lien immediately before such extension, renewal or replacement, and provided, further, that the principal amount of Indebtedness secured by the prior Lien immediately prior to such extension, renewal or replacement is not increased;

         (vii) any other Liens not otherwise qualifying as a permitted Lien provided that, at the applicable time, the aggregate principal amount of the Indebtedness secured by all such other Liens, when added to the Attributable Debt determined at such time of the then outstanding Unrestricted Sale and Lease-Back Transactions (as defined below) to which the Company or a Restricted Subsidiary is a party, does not exceed 15% of the then applicable Consolidated Net Tangible Assets (as defined below); and

         (viii) any other Liens identified in the Prospectus Supplement relating to the series of Debt Securities issued.

Limitation on Sale and Lease-Back Transactions

         Neither the Company nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction (as defined below), except for:


         (i) any Sale and Lease-Back Transaction in respect of which the Company or such Restricted Subsidiary would be entitled, in the manner described in "Negative Pledge" above (other than clause (vii)), to incur Indebtedness secured by a Lien on the applicable Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such Sale and Lease-Back Transaction without equally and ratably securing the Debt Securities; or

         (ii) any Sale and Lease-Back Transaction that is not otherwise permitted under clause (i) above and in respect of which the Company or such Restricted Subsidiary would be entitled, in the manner described in clause (vii) of "Negative Pledge" above, to incur Indebtedness secured by a Lien on the applicable Principal Property at least equal in amount to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the Debt Securities (any Sale and Lease-Back Transaction entered into in compliance with this paragraph being an "Unrestricted Sale and Lease-Back Transaction"); or

         (iii) any Sale and Lease-Back Transaction if the Company or such Restricted Subsidiary shall apply or cause to be applied, in the case of such sale or transfer for cash, an amount equal to the greater of the fair market value of the Principal Property sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction or the net proceeds of such Sale and Lease-Back Transaction and, in the case of such sale or transfer otherwise than for cash, an amount equal to the fair market value of the Principal Property sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction, to (x) the retirement (other than any mandatory retirement), within 180 days after the effective date of such Sale and Lease-Back Transaction, of Indebtedness of the Company (which may but need not include any Debt Securities) ranking on a parity with, or prior to, such Debt Securities and owing to a Person other than the Company or any Affiliate of the Company, or (y) the purchase, construction or improvement of real property or personal property used by the Company or its Restricted Subsidiaries in the ordinary course of business.

Modification of the Trust Indenture

         With certain exceptions, the Trust Indenture, the rights and obligations of the Company and the rights of the holders of a particular series of Debt Securities may be modified by the Company with the consent of the holders of not less than a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting; but no such modification may be made which would (i) reduce in any manner the amount of, or change the currency of payment of, or delay the time of any payments (whether of principal, premium, interest or otherwise), (ii) change the definition of or the manner of calculating amounts to which any holder is entitled; or (iii) reduce the above-stated percentage of Debt Securities of such series, in each case without the consent of the holder of each Debt Security of such series so affected or the consent of 100% of the principal amount of such the Debt Securities of such series voted at a duly constituted meeting.

Events of Default

         The Trust Indenture provides that any one or more of the following events shall constitute an event of default with respect to any series of Debt Securities thereunder: (i) a default in the payment of the principal of (or premium, if any, on) any Debt Securities of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, or in any obligation to repurchase Debt Securities of such series when required pursuant to the Trust Indenture; (ii) a default in the payment of interest on any Debt Securities of such series when the same becomes due and payable, and such default continues for a period of 30 days; (iii) default in the performance of or breach of any other covenant or agreement of the Company with respect to such series under the Trust Indenture or the Debt Securities and such default or breach continues for a period of 60 days after written notice to the Company by the Trustee or the holders of 25% or more in aggregate principal amount of the outstanding Debt Securities of such series; (iv) if any representation or warranty made by the Company in relation to a series of Debt Securities was incorrect in any material respect when made and if it is capable of being corrected such misrepresentation is not corrected within 60 days after written notice to the Company by the Trustee or the holders of 25% or more in aggregate principal amount of the outstanding Debt Securities of such series
(v) any failure to pay when due or within any applicable grace period, any payment of Indebtedness of the Company or a Subsidiary in excess of US$75 million (or its equivalent in any other currency or currencies), or any default in respect of any Indebtedness of the Company or any Subsidiary having an aggregate principal amount exceeding US$75 million (or its equivalent in any other currency or currencies) after the expiration of any applicable grace period, if such default has resulted in such Indebtedness in excess of such aggregate principal amount becoming due prior to its stated maturity; (vi) a distress, attachment, execution or other similar legal process for any amount exceeding US$75 million (or its equivalent in any other currency or currencies) is levied or enforced against any part of the Property of the Company or any Subsidiary and is not paid out, satisfied or withdrawn within 60 days of the date of such levy or enforcement; or (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary. The

Company is required to file with the Trustee an annual officers' certificate as to the absence of certain defaults under the Trust Indenture.

         The Trust Indenture provides that if an event of default (other than an event of default specified in clause (vii) above in relation to the Company) shall occur and be continuing with respect to a series of Debt Securities issued thereunder, the Trustee may in its discretion and shall upon request of the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series declare the principal of, together with accrued interest on, all Debt Securities of such series to be due and payable. In certain cases, the holders of a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting may on behalf of the holders of all such Debt Securities waive any past default or event of default and rescind and annul any such declaration and its consequences.

         The Trust Indenture further provides that if an event of default specified in clause (vii) in relation to the Company occurs, the principal of and any accrued interest on the Debt Securities then outstanding shall become immediately due and payable; provided however that at any time after an automatic acceleration with respect to the Debt Securities has been made, the holders of a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting may, under certain circumstances, rescind and annul such acceleration and its consequences.

         The Trust Indenture contains a provision entitling the Trustee, subject to its duty during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities of such series before proceeding to exercise any right or power under the Trust Indenture at the request of such holders. The Trust Indenture provides that no holder of Debt Securities of any series may pursue a remedy with respect to the Trust Indenture except in the case of failure of the Trustee to act.

Defeasance

Defeasance of Certain Obligations

         If the supplement to the Trust Indenture provides, the Company may elect, with respect to any series of Debt Securities, either to be discharged from its obligations or to be released from its obligations to comply with the terms, provisions or conditions relating to the negative pledge, the restriction on Sale and Lease-Back Transactions, the restrictions on amalgamations described below, any other covenants or any event of default (other than a default in the payment of principal or interest under such series of Debt Securities). Following such election, the Company will be so discharged, provided: (i) the Company has, at least 91 days prior to such discharge becoming effective, irrevocably deposited with the Trustee, as specific security pledged for, and dedicated solely to, the due payment and ultimate satisfaction of all of its obligations under the Trust Indenture with respect to the Debt Securities of the series affected, (a) funds in the currency or currencies in which such Debt Securities are payable, and/or (b) an amount of direct obligations of, or obligations the payment of principal of and interest, if any, on which are fully guaranteed by, the government that issued the currency or currencies in which Debt Securities of such series are payable, and that are not subject to prepayment, redemption or call, as will together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient (in the case of such obligations, through the payment of interest and principal thereunder) to pay
(x) the principal of (and premium, if any) and interest on the outstanding Debt Securities of the particular series on their stated due dates or maturity, as the case may be, and (y) any mandatory prepayments on the day on which such prepayments are due and payable; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the Debt Securities affected will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such defeasance in respect of the Company's obligations and will be subject to Canadian federal income tax on the same basis as if such defeasance had not occurred; (iii) such deposit will not result in a breach or violation of, or constitute a default under, the Trust Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (iv) no event of default with respect to the Debt Securities of such series or event that, with notice or lapse of time, would become such an event of default shall have occurred and be continuing on the date of such deposit; (v) if the Debt Securities affected are listed on any stock exchange or securities exchange, the Company shall have delivered to the Trustee an opinion of counsel to the effect that such deposit and defeasance will not cause such Debt Securities to be delisted; and (vi) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been satisfied.

Other Defeasance Arrangements

         If so described in the Prospectus Supplement related to Debt Securities of a specific series, the Company may enter into certain other arrangements providing for the due payment and ultimate satisfaction of its obligations with respect to such series of Debt Securities by the deposit with the Trustee of funds or obligations of the type referred to under "-- Defeasance of Certain

Obligations". The Prospectus Supplement will more fully describe the provisions, if any, relating thereto.

Amalgamation, Consolidation, Conveyance, Transfer or Lease

         The Trust Indenture provides that the Company will not consolidate, merge or amalgamate with any other Person or effect any conveyance, transfer or lease of its Property substantially as an entirety, unless, in such case: (i) the person formed by such consolidation or amalgamation or with which the Company is merged (or the Person that leases or that acquires by conveyance, sale or transfer the Property of the Company substantially as an entirety) (such corporation or Person being referred to as the "Successor Corporation") is a corporation organized and validly existing under the laws of Canada or any province thereof; (ii) the Successor Corporation shall expressly, by supplemental indenture, assume and become bound by the obligations of the Company under the terms of the Trust Indenture; (iii) after giving effect to such transaction no default or event of default shall have occurred and be continuing under the Trust Indenture or in respect of the Debt Securities of any series; and (iv) the Successor Corporation delivers to the Trustee an officer's certificate and legal opinion confirming that the foregoing conditions have been met.

Governing Law

         The Trust Indenture is governed by, and construed in accordance with, the laws of the Province of Ontario.

Certain Definitions

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

"Attributable Debt" shall mean, in respect of a Sale and Lease-Back Transaction, at the time of determination, the Capital Lease Obligations under the Capital Lease resulting from such Sale and Lease-Back Transaction as reflected on the consolidated balance sheet of the Company. Attributable Debt may be reduced by the present value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with Canadian generally accepted accounting principles.

"Capital Lease Obligations" means indebtedness represented by obligations under a Capital Lease. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with Canadian generally accepted accounting principles consistently applied.

"Closing Date" means the date on which the Debt Securities are issued.

"Consolidated Net Tangible Assets" of TELUS and its Subsidiaries means the consolidated total assets of TELUS and its Subsidiaries as reflected in TELUS' most recent consolidated balance sheet preceding the date of determination prepared in accordance with Canadian generally accepted accounting principles consistently applied, less (a) current liabilities, excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt and Capital Lease Obligations, and (b) goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits, licenses and the subscriber base.

"Indebtedness" means, with respect to any Person, (without duplication) (a) any liability of such Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation arising in connection with the acquisition of any businesses, properties or assets of any kind, other than a trade payable or a current liability arising in the ordinary course of business), or (3) for the payment of Capital Lease Obligations; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above; and (d) in the case of any Restricted Subsidiary, the aggregate amount at which any preference shares of such Restricted Subsidiary are redeemable or retractable at the option of the holder (excluding any such preference shares that are owned by the Company or any Restricted Subsidiary).

"Lien" means any mortgage, pledge, lien, security interest, charge or other encumbrance or preferential arrangement (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business which is outstanding for not more than 90 days).

"Person" means any natural person, corporation, firm, partnership, joint venture or other unincorporated association, trust, government or governmental authority and pronouns have a similar extended meaning.

"Principal Property" means at any time any Property which has a fair market value or a book value in excess of US$5.0 million (or its equivalent in any other currency or currencies).

"Property" means any asset, revenue or any other property or property right or interest, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

"Restricted Subsidiary" means (a) TELUS Communications Inc. and (b) at any time any other Subsidiary of TELUS if at the end of the most recent fiscal quarter for which the Company has issued its financial statements, the total assets of such Subsidiary exceeds 10% of consolidated assets of TELUS and its Subsidiaries, determined in accordance with Canadian generally accepted accounting principles consistently applied, provided that Restricted Subsidiary shall not include any Subsidiary that is principally engaged in the wireless business or TELUS Quebec Inc.

"Sale and Lease-Back Transaction" means any transaction or series of related transactions pursuant to which the Company or any Restricted Subsidiary sells or transfers any Principal Property, or any Property which together with any other Property subject to the same transaction or series of related transactions would in the aggregate constitute a Principal Property, of the Company or such Restricted Subsidiary to any Person and leases back such Principal Property (or other Properties) by way of a Capital Lease Obligation but does not include (a) any Sale and Lease-Back Transaction between the Company and its Restricted Subsidiaries or between Restricted Subsidiaries, or
(b) any Sale and Lease-Back Transaction where the term of the lease back is less than three years.

"Subsidiary" means any company or other business entity which the Company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such company or other business entity (whether or not capital stock or other ownership interest or any other class or classes shall or might have voting power upon the occurrence of any contingency).

                          DESCRIPTION OF SHARE CAPITAL

General

         The following sets forth the terms and provisions of the existing capital of the Company. The particular terms and provisions of the Equity Securities offered by a Prospectus Supplement and the extent to which these general terms and provisions apply will be described in such Prospectus Supplement. The Company is authorized under its Notice of Articles to issue up to 1,000,000,000 shares of each class of first preferred shares (the "First Preferred Shares"), second preferred shares (the "Second Preferred Shares"), non-voting shares (the "Non-Voting Shares") or common shares (the "Common Shares"). Certain of the rights and attributes of each class are described below.

First Preferred Shares

Shares Issuable in Series

         The First Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the First Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

         The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the Second Preferred Shares and the Common

Shares and Non-Voting Shares and over any other shares ranking junior to the First Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

         Except as required by law, holders of the First Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the First Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the First Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the First Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the First Preferred Shares duly called for that purpose.

Second Preferred Shares

Shares Issuable in Series

         The Second Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the Second Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

         The Second Preferred Shares of each series shall rank on a parity with the Second Preferred Shares of every other series with respect to dividends and return of capital and shall, subject to the prior rights of the holders of the First Preferred Shares, be entitled to a preference over the Common Shares and the Non-Voting Shares and over any other shares ranking junior to the Second Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

         Except as required by law, holders of the Second Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the Second Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the Second Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the Second Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the Second Preferred Shares duly called for that purpose.

Common Shares and Non-Voting Shares

Priority

         The holders of Common Shares and Non-Voting Shares shall be entitled to participate equally with each other as to dividends and the Company shall pay dividends thereon, as and when declared by the Board of Directors of the Company out of monies properly applicable to the payment of dividends, in amounts per share and at the same time on all such Common Shares and Non-Voting Shares at the time outstanding as the Board of Directors of the Company may from time to time determine. In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, all the property and assets of the Company which remain after payment to the holders of any shares ranking in priority to the Common Shares and Non-Voting Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution or winding-up or distribution, shall be paid and distributed equally, share for share, to the holders of the Common Shares and the Non-Voting Shares, without preference or distinction.

Voting Rights

         The holders of the Common Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than separate meetings of the holders of shares of any other class of shares of the Company or any other series of shares of such other class of shares) and to vote at all such general meetings with each holder of Common Shares being entitled to one vote per Common Share held at all such meetings. The holders of Non-Voting Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than at separate meetings of the holders of shares of any other class of shares of the Company or of shares of any other series of shares of any such other class of shares other than the Common Shares) and shall be entitled to receive all notices of meetings, information circulars and other written information from the Company that the holders of Common Shares are entitled to receive from the Company but not to vote at such general meetings, unless otherwise required by law.

Anti-Dilution

         Neither the Common Shares nor the Non-Voting Shares shall be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Non-Voting Share Conversion Rights

         In the event an offer is made to purchase Common Shares that (i) must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Common Shares are listed, be made to all or substantially all of the holders of Common Shares who are in a province of Canada to which the requirement applies, and (ii) is not made concurrently with an offer to purchase Non-Voting Shares that is identical to the offer to purchase Common Shares in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the Offeror (as defined in the articles of the Company), and in all other material respects, and that has no condition attached thereto other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Common Shares, then each outstanding Non-Voting Share shall be convertible into one fully paid and non-assessable Common Share at the option of the holder thereof exercisable during the period commencing on the eighth day after the date on which the offer to purchase Common Shares was made or deemed to be made and expiring on the expiry date of such offer.

         If all of the Telecommunications Regulations, the Radiocommunication Regulations and the Broadcasting Direction (each as defined below) are changed so that there is no restriction on any non-Canadians (as defined in the Telecommunications Regulations or the Broadcasting Direction, as applicable) holding Common Shares in the Company and no requirement that Canadians (as defined in the Radiocommunication Regulations) hold Common Shares in the Company, a holder of one or more Non-Voting Shares shall have the right, at his or her option, at any time after the date of the last to change of the Telecommunications Regulations, the Radiocommunication Regulations and the Broadcasting Direction; and prior to the closing of business 90 days thereafter (the "Regulatory Conversion Period") to convert any one or more of such Non-Voting Shares into Common Shares on a one-for-one basis. If all of the Telecommunications Regulations, the Radiocommunication Regulations and the Broadcasting Direction are changed so that there is no restriction on any non-Canadians (as defined in the Telecommunications Regulations and the Broadcasting Direction, as applicable) holding Common Shares in the Company and no requirement that Canadians (as defined in the Radiocommunication Regulations) hold Common Shares in the Company and following the Regulatory Conversion Period there are Non-Voting Shares still outstanding, all holders of Non-Voting Shares shall be deemed to have exercised their right to convert the Non-Voting Shares held by them into Common Shares upon receipt by all of the holders of written notice by the Company stating that the Company is requiring all holders to convert their Non-Voting Shares to Common Shares on the date specified in such notice. "Telecommunications Regulations" mean the Canadian Telecommunication Common Carrier Ownership and Control Regulations made pursuant to the Telecommunications Act (Canada); "Radiocommunication Regulations" mean the Regulations respecting Radiocommunications, Radio Authorizations, Exemptions from Authorizations and the Operation of Radio Apparatus, Radio-Sensitive Equipment and Interface Causing Equipment, P.C. 1996
- 1679 5 November, 1996, as amended or replaced from time to time, whether by statute, regulation, direction or by any other form of legislative instrument, and includes any licences under the Radiocommunication Act (Canada) held by entities controlled (as defined in the foregoing Regulations) by the Company; and "Broadcasting Direction" means the Direction to the Canadian Radio-television and Telecommunications Commission (Ineligibility of Non-Canadians) P.C. 1997 -

486 8 April 1997, as amended from time to time and any replacement direction or regulation under the Broadcasting Act (Canada) or any other form of legislative instrument, with respect thereto.

Common Share Conversion Right

         The Company shall provide notice to each holder of Common Shares at least 10 days before the record date in respect of each general meeting of shareholders of the Company at which the holders of the Non-Voting Shares will be entitled to vote as a class. In such event and to the extent that, after taking into account the conversion, the class of persons, each of whom is a non-Canadian as defined in the Telecommunications Regulations or the Broadcasting Direction, or is not a Canadian as defined in the Radiocommunication Regulations (the "Constrained Class"), would continue to hold no more than the maximum number of Common Shares that may be owned and controlled by persons in the Constrained Class in accordance with the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Directions, whichever is the lowest so that, when added to all other voting shares (as defined in the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Direction, as the case may
be) owned or controlled by the Constrained Class, the Company will be and will continue to be a "qualified corporation" as defined in the Telecommunications Regulations, a corporation that is Canadian (as defined in the Radiocommunication Regulations) that controls (as defined in the Radiocommunication Regulations) a person or entity that holds licences under the Radiocommunciation Act (Canada) and a corporation that is qualified under the Broadcasting Direction to be the parent of a corporation that is a "qualified corporation" as defined in the Broadcasting Direction, each outstanding Common Share shall be convertible into one Non-Voting Share on a one-for-one basis.

Ownership and Voting Restrictions

         Non-Canadian shareholders shall not beneficially own or control, other than by way of security only, more than 33?% (or such other percentage as may then be prescribed by the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Directions, whichever is the lowest percentage, as the percentage of voting shares that may be beneficially owned or controlled, by non-Canadians, in order for a corporation to be a "qualified corporation" as defined in the Telecommunications Regulations, a corporation that is Canadian (as defined in the Radiocommunication Regulations) that controls (as defined in the Radiocommunication Regulations) a person or entity that holds licences under the Radiocommunication Act (Canada) and a corporation that is qualified under the Broadcasting Direction to be the parent of a corporation that is a "qualified corporation" as defined in the Broadcasting Direction, provided that if no such percentage is prescribed the relevant percentage shall be deemed to be 100%) (the "Restricted Percentage") of the issued and outstanding Common Shares of the Company (the "Non-Canadian Share Constraint"). In the event that it appears from the central securities register of the Company that, or in the event of a Directors' determination (as provided for in the articles of the Company) that there is a contravention of the Non-Canadian Share Constraint: (a) the Company may pursuant to a Directors' determination make a public announcement, whether by press release, newspaper advertisements or otherwise, reasonably expected to inform the markets in which voting shares are traded of the contravention; and (b) the Company may refuse to (i) accept any subscription for voting shares from any non-Canadian, (ii) issue any voting shares to any non-Canadian, (iii) register or otherwise recognize the transfer of any voting shares from any Canadian to any non-Canadian, or (iv) purchase or otherwise acquire any voting shares, except as provided in the articles of the Company.

         In the event of a Directors' determination that there is a contravention of the Non-Canadian Share Constraint and that to do so would be practicable and would not be unfairly prejudicial to, and would not unfairly disregard the interests of, persons beneficially owning or controlling voting shares who are non-Canadians, the Company shall send a disposition notice to the registered holders of such of those voting shares as shall be chosen on the basis of inverse order of registration of all non-Canadians. The Company may, by Directors' determination, suspend all rights of a shareholder to vote that would otherwise be attached to any voting shares beneficially owned, or controlled, by non-Canadians so that the proportion of the voting shares beneficially owned, or controlled, or considered by the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Direction to be beneficially owned, or controlled, by non-Canadians and with respect to which voting rights are not suspended is reduced to not more than the Restricted Percentage of the total issued and outstanding voting shares of the Company. Any disposition notice required to be sent to a registered holder of shares pursuant to the foregoing shall, among other things: (a) specify a date, which shall not be less than 60 days, after the date of the disposition notice, by which the excess voting shares are to be sold or otherwise disposed of or, if the Directors determine it to be in the interest of the Company to permit a conversion, converted into Non-Voting Shares; and (b) state that unless (i) the registered holder either sells or otherwise disposes of or converts the excess voting shares into Non-Voting Shares by the date specified in the disposition notice on a basis that does not result in any contravention of the Non-Canadian Share Constraint and provides to the Company written evidence satisfactory to the Company of such sale, other disposition or conversion, or (ii) provides written evidence satisfactory to the Company that no such sale, other disposition or conversion of excess voting shares is required, such default shall result in the consequence of suspension of voting rights and may result in a consequence of sale or conversion or repurchase or redemption and the disposition notice shall specify in reasonable detail the nature and timing of those consequences.

TELUS Rights Plan

         TELUS adopted the Rights Plan in March 2000 and issued one right (a "Series A Right") in respect of each Common Share outstanding as at such date and issued one right (a "Series B Right") in respect of each Non- Voting Share outstanding as of such date. The Rights Plan has a term of 10 years subject to shareholder confirmation every three years. The Rights Plan was amended and confirmed as amended by the shareholders in 2003 and in May 2005. As currently stated the Rights Plan will again require confirmation in 2008. Each Series A Right, other than those held by an Acquiring Person (as defined in the Rights
Plan) and certain of its related parties, entitles the holder in certain circumstances following the acquisition by an Acquiring Person more than 20% of the voting shares of TELUS (otherwise than through the "Permitted Bid" requirements of the Rights Plan) to purchase from TELUS $320 worth of Common Shares for $160 (i.e., at a 50% discount). Each Series B Right, other than those held by an Acquiring Person (as defined in the Rights Plan) and certain of its related parties, entitles the holder in certain circumstances following the acquisition by an Acquiring Person of 20% or more of the voting shares of TELUS (otherwise than through the "Permitted Bid" requirements of the Rights
Plan) to purchase from TELUS $320 worth of Non-Voting Shares for $160 (i.e., at a 50% discount).


                            DESCRIPTION OF WARRANTS

         This section describes the general terms that will apply to any warrants (the "Warrants") for the purchase of Equity Securities (the "Equity Warrants") or for the purchase of Debt Securities (the "Debt Warrants").

         Warrants may be offered separately or together with Equity Securities or Debt Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant agreement to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Equity Warrants

         The particular terms of each issue of Equity Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

         (i)      the designation and aggregate number of Equity Warrants;

         (ii)     the price at which the Equity Warrants will be offered;

         (iii) the currency or currencies in which the Equity Warrants will be offered;

         (iv) the designation and terms of the Equity Securities purchasable upon exercise of the Equity Warrants;

         (v) the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

         (vi) the number of Equity Securities that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Equity Warrant;

         (vii) the designation and terms of any securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each security;

         (viii) the date or dates, if any, on or after which the Equity Warrants and the related securities will be transferable separately;

         (ix) whether the Warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions;

         (x) material United States and Canadian tax consequences of owning the Warrants; and

         (xi)     any other material terms or conditions of the Warrants.


Debt Warrants

         The particular terms of each issue of Debt Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

         (i)      the designation and aggregate number of Debt Warrants;

         (ii)     the price at which the Debt Warrants will be offered;

         (iii) the currency or currencies in which the Debt Warrants will be offered;

         (iv) the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be purchased upon exercise of the Debt Warrants;

         (v) the designation and terms of any securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each security;

         (vi) the date or dates, if any, on or after which the Debt Warrants and the related securities will be transferable separately;

         (vii) the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of securities may be purchased upon exercise of each Debt Warrant;

         (viii) the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

         (ix) the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

         (x) whether the Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions;

         (xi) material United States and Canadian tax consequences of owning the Debt Warrants; and

         (xii)    any other material terms or conditions of the Debt Warrants.

   DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE OR EQUITY UNITS

         The Company may issue share purchase contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of Equity Securities, at a future date or dates, or similar contracts issued on a "prepaid" basis (in each case, "Share Purchase Contracts"). The price per Equity Security and the number of Equity Securities may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts will require either the share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may be issued separately or as part of units consisting of a Share Purchase Contract and Debt Securities or obligations of third parties (including U.S. treasury securities) (the "Share Purchase or Equity Units"), and may, or may not serve as collateral for a holder's obligations. The Share Purchase

Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require the Company to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

         The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts or Share Purchase or Equity Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts or Share Purchase or Equity Units. Material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase or Equity Units and the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

                    DENOMINATIONS, REGISTRATION AND TRANSFER

         The Securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of Debt Securities pursuant to the provisions of the Trust Indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry only securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the Person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

         In the case of book-entry only securities, a global certificate or certificates representing the Securities will be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

                                  RISK FACTORS

         Prospective investors in the Securities should consider carefully the matters set forth in the sections entitled "Risks and uncertainties" in the MD&A, in the Interim MD&A and in the management's discussion and analysis of financial results for the period ended March 31, 2005, each of which is being incorporated herein by reference.

                              PLAN OF DISTRIBUTION

         The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

         The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

         In connection with any offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

         Certain legal matters in connection with any offering hereunder will be passed upon by Blake, Cassels & Graydon LLP, Toronto, Ontario and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York for the Company. The partners and associates of such law firms as a group beneficially own, directly or indirectly, less than one percent of the outstanding securities of the Company.

             DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

         The following documents have been with or will be filed the Commission as part of the Registration Statement of which this Prospectus forms a part: the documents referred to under "Documents Incorporated by Reference"; consent of Deloitte & Touche, LLP; Form F-X of the Company; Form F-X of Computershare Trust Company of Canada and powers of attorney.

                                    PART II

                  INFORMATION NOT REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS



Indemnification

      Sections 160 to 163 of the Business Corporations Act (British
Columbia) (successor to the Company Act (British Columbia)) provide as follows:

      160 Subject to section 163, a company may do one or both of the following:

               (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

               (b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

      161 Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

               (a)      has not been reimbursed for those expenses, and

               (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

      162 (1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

      (2) A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

      163 (1) A company must not indemnify an eligible party under section 160
(a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:

               (a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

               (b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

               (c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

               (d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

      (2) If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

               (a) indemnify the eligible party under section 160 (a) in respect of the proceeding;

               (b) pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

         Article 20 of the Articles of the Registrant provides as follows:

         "Indemnification

         20.1 Definitions

         In this Article 20:

         (1) "eligible penalty" means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

         (2) "eligible party" means a director or former director of the Company or any subsidiary of the Company, or an officer or former officer of the Company or any subsidiary of the Company;

         (3) "eligible proceeding" means a proceeding, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director, former director, officer or former officer of the Company or its subsidiaries:

                  (a) is or may be joined as a party; or

                  (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

         (4) "expenses" has the meaning set out in the Business Corporations
Act;

         (5) "proceeding" includes a legal proceeding or investigative action, whether current, threatened, pending or completed; and

         (6) "subsidiary" for this Article 20 includes any partnership or joint venture which is controlled, directly or indirectly by the Company.

         20.2 Mandatory Indemnification of Eligible Parties

         Subject to the Business Corporations Act, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible person is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

         20.3 Indemnification of Other Persons

         Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

         20.4 Non-Compliance with Business Corporations Act

         The failure of an eligible party, or any other person to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

         20.5 Company May Purchase Insurance

         The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

         (1) is or was a director, officer, employee or agent of the Company;

         (2) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

         (3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

         (4) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position."

         To the extent permitted by law, the Company has entered into an indemnification agreement with its directors for liabilities incurred while performing their duties. The Company also maintains Directors' & Officers' Liability and Fiduciary Liability insurance which protect individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.


Exhibits

Exhibit No.         Description
-----------         -----------

4.1** Annual Information Form of the Company, dated March 23, 2005 (incorporated by reference to the Company's Form 40-F filed on March 23, 2005)

4.2** Audited Consolidated Financial Statements of the Company, including the notes thereto, as at and for the years ended December 31, 2004 and 2003, together with the auditors' report thereon dated February 11, 2005 except as to Note 14(b) and Note 16(c) which are as of February 16, 2005 (incorporated by reference to the Company's Form 40-F filed on March 23, 2005)

4.3** Management's Discussion and Analysis of Financial Results of the Company for the year ended December 31, 2004 (incorporated by reference to the Company's Form 40-F filed on March 23, 2005)

4.4** Information Circular of the Company, dated as of March 21, 2005, prepared in connection with the Company's annual, special and class meetings held on May 4, 2005, except the sections entitled "Mandate and Report of the Corporate Governance Committee," "Mandate and Report of the Human Resources and Compensation Committee," "Report on Executive Compensation", "Performance Graph" and "Appendix A" (incorporated by reference to the Company's Form 6-K filed on April 11, 2005)

4.5** Interim Unaudited Consolidated Financial Statements of the Company as at and for the three and six month periods ended June 30, 2005 (incorporated by reference to the Company's Form 6-K filed on August 8, 2005)

4.6** Management's Discussion and Analysis of Financial Results of the Company for the period ended June 30, 2005 (incorporated by reference to the Company's Form 6-K filed on August 8, 2005)

4.7** "Risks and Uncertainties" section of Management's Discussion and Analysis of Financial Results for the period ended
                    March 31, 2005 (incorporated by reference to the Company's Form 6-K filed on May 6, 2005)

5.1*                Consent of Deloitte & Touche LLP

6* Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10)

7.1** Form of Indenture (incorporated by reference to the Company's Form F-10/A filed on May 22, 2001)

____________________

*        Filed herewith.
**       Incorporated by reference.

                                    PART III

                 UNDERTAKING AND CONSENT TO SERVICE OF PROCESS


Item 1.  Undertaking

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission Staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

         Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

         Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burnaby, Province of British Columbia, Country of Canada, on this 15th day of August, 2005.

                                       TELUS CORPORATION


                                       By:  /s/ Darren Entwistle
                                            ------------------------------------
                                            Name:   Darren Entwistle
                                            Title:  President and Chief
                                                    Executive Officer


                                       By:  /s/ Robert G. McFarlane
                                            ------------------------------------
                                            Name:   Robert G. McFarlane
                                            Title:  Executive Vice-President
                                                    and Chief Financial Officer

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers, directors, and Authorized Representative in the United States of TELUS Corporation hereby constitutes and appoints Darren Entwistle, Robert G. McFarlane and Audrey T. Ho, or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this registration statement, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto the said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.


           Name                                 Title                                  Date
           ----                                 -----                                  ----

/s/ Darren Entwistle                  Director, President and Chief               August 15, 2005
--------------------------            Executive Officer (Principal
Darren Entwistle                      Executive Officer)


/s/ Robert G. McFarlane               Executive Vice President and                August 15, 2005
--------------------------            Chief Financial Officer
Robert G. McFarlane                   (Principal Financial and
                                      Accounting Officer)

/s/ Brian A. Canfield                 Chairman                                    August 15, 2005
--------------------------
Brian A. Canfield


/s/ R.H. (Dick) Auchinleck            Director                                    August 15, 2005
-------------------------
R.H. (Dick) Auchinleck

/s/ R. John Butler                    Director                                    August 15, 2005
-------------------------
R. John Butler

/s/ A. Charles Baillie                Director                                    August 15, 2005
-------------------------
A. Charles Baillie

/s/ Micheline Bouchard                Director                                    August 15, 2005
-------------------------
Micheline Bouchard

/s/ John S. Lacey                     Director                                    August 15, 2005
-------------------------
John S. Lacey

/s/ Brian F. MacNeill                 Director                                    August 15, 2005
-------------------------
Brian F. MacNeill

/s/ Ronald P. Triffo                  Director                                    August 15, 2005
-------------------------
Ronald P. Triffo

/s/ Donald Woodley                    Director                                    August 15, 2005
-------------------------
Donald Woodley

/s/ Ruston E.T. Goepel                Director                                    August 15, 2005
-------------------------
Ruston E.T. Goepel


                           AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the authorized representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of TELUS Corporation in the United States, in the State of Delaware, Country of the United States of America, on the 15th day of August, 2005.


                                                 /s/ Donald J. Puglisi
                                                 -------------------------
                                                 Name:  Donald J. Puglisi

                                 EXHIBIT INDEX

Exhibit No.         Description
-----------         -----------

4.1** Annual Information Form of the Company, dated March 23, 2005 (incorporated by reference to the Company's Form 40-F filed on March 23, 2005)

4.2** Audited Consolidated Financial Statements of the Company, including the notes thereto, as at and for the years ended December 31, 2004 and 2003, together with the auditors' report thereon dated February 11, 2005 except as to Note 14(b) and Note 16(c) which are as of February 16, 2005 (incorporated by reference to the Company's Form 40-F filed on March 23, 2005)

4.3** Management's Discussion and Analysis of Financial Results of the Company for the year ended December 31, 2004 (incorporated by reference to the Company's Form 40-F filed on March 23, 2005)

4.4** Information Circular of the Company, dated as of March 21, 2005, prepared in connection with the Company's annual, special and class meetings held on May 4, 2005, except the sections entitled "Mandate and Report of the Corporate Governance Committee," "Mandate and Report of the Human Resources and Compensation Committee," "Report on Executive Compensation", "Performance Graph" and "Appendix A" (incorporated by reference to the Company's Form 6-K filed on April 11, 2005)

4.5** Interim Unaudited Consolidated Financial Statements of the Company as at and for the three and six month periods ended June 30, 2005 (incorporated by reference to the Company's Form 6-K filed on August 8, 2005)

4.6** Management's Discussion and Analysis of Financial Results of the Company for the period ended June 30, 2005 (incorporated by reference to the Company's Form 6-K filed on August 8, 2005)

4.7** "Risks and Uncertainties" section of Management's Discussion and Analysis of Financial Results for the period ended
                    March 31, 2005 (incorporated by reference to the Company's Form 6-K filed on May 6, 2005)

5.1*                Consent of Deloitte & Touche LLP

6* Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10)

7.1** Form of Indenture (incorporated by reference to the Company's Form F-10/A filed on May 22, 2001)

____________________

*        Filed herewith.
**       Incorporated by reference.

                                  EXHIBIT 5.1

                                                                    Exhibit 5.1


            CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated February 11, 2005 (except as to Note 14(b) and Note 16(c) which are as of February 16, 2005) relating to the Consolidated Financial Statements of TELUS Corporation, appearing in the Annual Report on Form 40-F of TELUS Corporation for the year ended December 31, 2004.


/s/ Deloitte & Touche LLP
--------------------------------------------
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia
Canada
August 15, 2005